                                                   UNITED STATES

       SECURITIES AND EXCHANGE COMMISSION

                                                             Washington, DC 20549

                                   FORM 8-K

       Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                      Date of Report (Date of earliest event reported): February 10, 2006

                                                         CSP Incorporated

                                       (Exact name of the registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

                             0-10843                               04-2441294

(Commission File Number) (IRS Employer Identification No.)

                      43 Manning Road, Billerica, Massachusetts              01821-3901

                      (Address of principal executive offices)                   (Zip Code)

                                                                     (978) 663-7598

                                           (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

CSP Inc updates status of 2005 10K Filing: Announces restatement of Consolidated Statements of Cash Flows for prior periods.

(c) Exhibits

99.1 Press Release Dated February 10, 2006

ITEM 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 7, 2006, our management recommended to the Audit Committee of our Board of Directors, and the Audit Committee approved the recommendation, that our audited financial statements for the fiscal years ended September 30, 2004 and 2003 (the "Relevant Years") be restated for certain amounts that were incorrectly classified in the consolidated statements of cash flows. Pending the finalization of the restatements of the consolidated statements of cash flows for the Relevant Years, the previously issued consolidated financial statements for these periods should not be relied upon. The Company is also assessing potential restatement of the statements of cash flows for the 2005 and 2004 quarters (the "Relevant Quarters").

The restatements are expected to affect the subtotals of cash flows from operating and investing activities and the effects of exchange rates on cash. They are not expected to have any impact on the net increase (decrease) in cash and cash equivalents. The restatements are not expected to have any effect on previously reported net income (loss), earnings per share or the consolidated balance sheets.

During the fiscal 2005 year end close process, we discovered an error in the consolidated statement of cash flows for the year ended September 30, 2003. The change in deferred income taxes had been incorrectly reported as a source of cash and it should have been reported as a use of cash within operating activities. This error led the Company to reanalyze the consolidated statements of cash flows for the Relevant Years. The adjustments identified by this analysis included the tax item discussed above, the effects of foreign exchange on various classifications and other items within the cash flow statements.

The Company is still determining the effects of these changes on its consolidated statements of cash flows for the Relevant Years and Relevant Quarters. The Company plans to file the applicable restated financial statements as soon as practicable.

The Company's Audit Committee has discussed the matters disclosed in this Form 8-K and reviewed the matters with our current independent registered public accounting firm, KPMG LLP, for the fiscal year ended September 30, 2004.

Management of the Company has also discussed the matters disclosed in this Form 8-K and reviewed the matters with our previous independent registered public accounting firm, Grant Thornton LLP, for the fiscal year ended September 30, 2003.

Contact: Gary Levine Exhibit 99.1

Chief Financial Officer

CSP Inc.

Tel: 978.663.7598 ext. 1200

Fax: 978.663.0150

CSP Inc. Updates Status of 2005 10-K Filing; Announces Restatement of Consolidated Statements of Cash Flows for Prior Periods

BILLERICA, MA, February 10, 2006 - CSP Inc. (NASDAQ:CSPIE), a provider of IT Solutions, systems integration services and dense cluster computing systems, announced that on February 7, 2006, the Company determined that its audited financial statements for the fiscal years ended September 30, 2004 and 2003 (the "Relevant Years") should be restated for certain amounts that were incorrectly classified in the consolidated statements of cash flows. Pending the finalization of the restatements of the consolidated statements of cash flows for the Relevant Years, the previously issued consolidated financial statements for these periods should not be relied upon. The Company is also assessing potential restatement of the statement of cash flows for the 2005 and 2004 quarters.

The restatements are expected to affect the subtotals of cash flows from operating and investing activities and the effects of exchange rates on cash. They are not expected to have any impact on the net increase (decrease) in cash and cash equivalents. The restatements are also expected not to have any effect on previously reported net income (loss), earnings per share or the consolidated balance sheets.

For more information on the restatement, please refer to our Current Report on Form 8-K filed today. The Company plans to file the applicable restated financial statements as soon as practicable. This process has delayed the filing of the Company's Form 10-K annual report for its fiscal year ended September 30, 2005. When the Company is able to determine the filing date for its Form 10-K, the Company will make a further announcement.

About CSP Inc.

Based in Billerica, Massachusetts, and founded in 1968, CSP Inc. (NASDAQ:CSPIE) and its subsidiaries develop and market best-of-breed IT solutions, image processing software, systems integration services, and high-performance computer systems. Its Systems segment includes the MultiComputer Division, which supplies high-performance Linux cluster systems for a broad array of defense applications, including radar, sonar and surveillance signal processing. The Company's MODCOMP, Inc. subsidiary, also part of its Service and System Integration segment, was founded in 1970 and which includes the fiscal 2003 acquisition of Technisource, is a leading provider of IT solutions and systems integration services. MODCOMP works with third parties to develop customized solutions in the global IT markets and has offices in the U.S., U.K., and Germany. More information about CSP is available on the Company's website at http://www.CSPI.com. To learn more about MODCOMP, Inc., please consult http://www.modcomp.com.